Exhibit 10.1



                U.S. POSTAL SERVICE: OFFER AND AWARD STANDARD
    1. CONTRACT NUMBER: 102592-00-B-0160
    2. SOLICITATION NUMBER: 102590-99-A-0072
    3. REQUEST NUMBER :   99-03488
    4. SOC/EC: I
    5. COMMODITY: R419H
    ___________________________________________________________________________
    6. a. ISSUED BY:     ACO CODE: 102592          b. FOR INFORMATION CALL:

          U.S. Postal Service                         Name: Robert Oates III
          Purchasing Room 4541                       Title:   Purchasing Specia
          475 L'Enfant Plaza SW                      Tel:    (202) 268-6053
          Washington, DC 20260-6237                Email:Roates email.usps.gov
    ___________________________________________________________________________
    7.             a. OFFEROR/CONTRACTOR


      TIC Enterprises                      b.  Contact Name:  Ted Jenkins
      645-I Hembree Parkway                c.  Telephone No: (770)740-8046
      Roswell, GA  30076                   d.  TIN/SSN: 58-2313873
                                           e.  Parent TIN:
                                        TIN-Taxpayer Identification Number
      f.    Remittance Name and/or Address: (If different from above)
    ___________________________________________________________________________


    8.  DELIVERY/PERFORMANCE REQUIREMENTS:
                     See Section C
    ___________________________________________________________________________
    9.  ITEMS & PRICES/GENERAL DESCRIPTION OF REQUIREMENT:
              See Section A

    ___________________________________________________________________________

    10.  DISCOUNT FOR PROMPT PAYMENT: Net 30
    ___________________________________________________________________________
    11.  a.  ACCEPTED AS TO ITEMS NUMBERED:    (Completed by USPS)

               b. GRAND TOTAL: $28,000,000.00    c. NET TOTAL:
    ___________________________________________________________________________
    12.  BILLING INSTRUCTIONS (Submit Invoices to):


           USPS, TMSD                           Attn: Teresa Moe
           2111 Wilson Blvd. Suite 1100         Arlington, VA 22201-3001
    ___________________________________________________________________________
    13.SIGNATURES: OFFEROR/CONTRACTOR              U.S. POSTAL SERVICE

    ______________     __________      _______________     ____________
    Signature             Date            Signature        Award Date


    ___________________________       ____________       ______________________
      Name of Person Authorized           Title             Lynda Zelnick
          to Sign Offer


    ___________________________________________________________________________
          Distribution: Original - File     Copy - Contractor



                                        SECTION A

                                     ITEMS AND PRICES

          A.1  COMMISSION FEE

          A.1.1  The provider's  Commission Fee percentage is:


                           Yr. 1 of
                           Contract   Yr. 2    Yr. 3      Option 1   Option 2
          Priority Mail      19.35     19.25     18.75       18.75     18.75
          Express Mail       19.35     19.25     18.75       18.75     18.75
          Global
          Priority Mail         17        17        17          17        17
          Express Mail
          International         17        17        17          17        17
          Buy Back
          Compensation         1.3       1.3       1.3         1.3       1.3

          Breakaway Compensation: ( See A.4 Breakaway Fee )


          A.1.2  Commission Fee Defined

          The Commission Fee is the amount which the USPS will pay to the Provider for services rendered in the sales of USPS products (Priority Mail, Express Mail, Global Priority Mail and. Express Mail International) herein after "the core products." Based on the descriptions of these products found in Section B.1 of the Statement of Work, the provider will be compensated at the % set forth above for each particular class of product sold for the performance period of the contract.

          A.2  Buyback Compensation

          A.2.1  Buyback Compensation

          At the discretion of the USPS and/or the product end user (i.e. customer), accounts reaching $250,000 and above in annualized revenue and/or operational complexities requiring account management by the USPS can be bought back from the Provider.

          A.2.2  Buyback Description

          Account reviews will be held between the USPS and the Provider at the end of each postal quarter, in each participating Metro/District site, to determine which (if any) accounts the USPS would like to buyback. A buyback action would be subject to the client's approval of account transition to the USPS.


          Annualized net revenue will be calculated as the average of the last three (3) months revenue over the baseline times twelve (12) less commissions paid during the last 3 months used to obtain average.


          This annualized sum will be multiplied by the buyback compensation above, and then multiplied by the prevailing commission rate (at time of buyback). The provider will be responsible for reporting any "seasonality" or customer usage habits, which may cause average pricing for a 3 month period to go higher than normal. Failure to do so could cause a more detailed auditing and refund due to the USPS.

          In the event the USPS is unable to maintain or loses the client's business (after a ninety (90) day period of time), the Provider may contact and reestablish the account at the current prevailing commission rate.


          A.3  Finders Fee

          A.3.1 Finders Fee Core Business

          In those cases where the Provider identifies a potential sale in excess of $250,000, the Provider shall notify the USPS District Provider Manager, and a joint call will be made to the client. If the USPS secures the business and stabilizes the account, the finder's fee would be calculated at the commission rate of 5% x the value of the sale, which is defined as the initial mailing and all mailings within 90 days. Any sale exceeding $1,000,000 will be paid at the maximum payout rate $50,000. The account then becomes the responsibility of the USPS.

          Example:  $1,000,000 sale of core products
                  $1,000,000 at 5% = $50,000

          A.4  Breakaway Fee

          If the USPS terminates this contract for convenience, in whole or in part, or issues a deductive modification breakaway fees should be paid. Breakaway fees will not be paid in the event of Termination for Default.

          Due to the contractor's investment in this program, a breakaway fee will be paid for early termination in any metro area by the Postal Service. The Postal Service will pay the provider a breakaway fee based on total number of active accounts (demonstrated usage within past 6 months) in SMART SFA database based multiplied by a dollar fee per customer. The Postal Service has determined the required complement of sales representatives in each major metro. The total number of required sales representatives for all metros is 237 individuals. The maximum number of accounts the Postal Service will recognize by any single sales representative is 500. In the event secondary markets are added to the initial metros a predetermined requirement of sales representation for each market will be provided.

          Example: Total number of customers in SMART SFA database multiplied by a predetermined fee per customer for each year.

          Year 1 at $65 per customer
          Year 2 at $75 per customer
          Year 3 at $65 and Option Years at $50 per customer

          Maximum payout equal to 118,500 customers at anytime (237 reps x
          500).



          Optional Secondary Markets: Maximum payout equal to 168,000 customers at anytime
          (336 reps x 500).

          A.5  Secondary Markets  (Option)

          The rates stated in Line Item A.1.1 will apply to secondary markets for the base period and option years. The total number of required sales representatives in secondary markets will be determined by the USPS. Upon notice from the Contracting Officer, the provider shall be required to provide services into or up to 85 secondary markets. The USPS reserves the right to require the provider to service up to 85 secondary markets for one year. After one year the provider is granted right of first refusal for the remaining secondary markets.


                                        SECTION B

                                    STATEMENT OF WORK


          B.1  Background

          The United States Postal Service (USPS) has three corporate goals: improve customer satisfaction by offering superior customer value; improve financial performance by growing volume from existing products; and improve employees' effectiveness by having the right people in the right place with the right tools at the right time to provide superior customer value. In one initiative aimed at reaching these goals, the Postal Service formed the New York Metro Sales Force Augmentation (SFA) program to increase revenue generated from expedited products through the use of direct sales, and to improve customer satisfaction by increasing the attention paid to small and medium sized businesses.


          This organization was designed and deployed to augment existing Postal Service sales efforts of the New York Metro area and was in place for approximately one and a half years. The group was comprised of approximately 18 contract sales persons, two sales managers, and two administrative support staff. Competing against FedEx, UPS, and other expedited service carriers for the business-to-business and business-to-home market, the SFA group has demonstrated that it can penetrate new customer markets and add incremental sales revenue for expedited delivery mail products (Priority Mail, Express Mail, Express Mail International Service and Global Priority Mail).

               Priority Mail
               First-Class Mail weighing over 11 ounces; at the mailer's option, any mail weighing 11 ounces or less. Priority Mail generally offers 2-day service to most domestic destinations.

               Often used to expedite matter mailable as First-Class, Periodicals, or Standard Mail.

               Express Mail

               Guaranteed expedited postal service for shipping any mailable matter. It offers next day delivery by 12 noon to most destinations. Express Mail is delivered 365 days a year with no extra charge for Saturday, Sunday, or holiday delivery. Express Mail International Service is available between the United States and more than 200 foreign countries.

               Global Priority Mail
               Expedited airmail letter service providing fast, reliable, and economical delivery of all items mailable as letters or merchandise up to 4 pounds. Global Priority Mail items receive priority handling in the United States and in destination countries.

               Express Mail International Service (EMS)
               This is the fastest, expedited International Service available through the USPS. EMS is available to over 180 foreign countries. Both letters and parcels (over 4 lbs. are acceptable to most participating countries). EMS includes automatic insurance (for theft, damage, or rifling) for up to $500. EMS shipments receive the highest priority expedited handling in both the USA and the designating country.

          The New York SFA pilot was terminated in May, 1998, in order to pursue two new sites and test a different sales model in order to accomplish the same goals.


          The USPS Tactical Marketing and Sales Development group (TMSD) inherited program responsibility for this effort and expanded the program beyond the initial test site into three additional pilot sites (Atlanta, San Francisco and Los Angeles) during 1998. These pilot sites allowed the USPS to transition from independently contracted sales representatives (used in New York) to a "full-service contract provider model." Based on the success in these pilot sites, the U.S. Postal Service will expand SFA to include a total of 12 metropolitan areas, and create the base of operation and infrastructure to promote SFA throughout a total of 85 postal districts within the USA.

          B.2  Objectives


          The USPS TMSD group has several specific objectives in developing these pilot projects:

          - Target high-potential metro areas, segments, and companies, initially with select expedited products
          - Increase new business development and account acquisition capabilities
          - Increase selling activity against targeted companies
          - Drive measured revenue growth in targeted segments and industries
          - Increase customer satisfaction in targeted accounts
          - Learn from pilot projects to ensure a successful national implementation in partnership with the providers


          B.3 Scope

          The Postal Service desires support from sales force providers to implement augmented sales forces in: New York, Boston, Philadelphia, Washington DC, Miami, Chicago, St. Louis, Dallas, and Denver. Additionally, three existing sites: Atlanta, San Francisco, and Los Angeles, will be included in this solicitation as part of four (4) Geographically divided regions. Provider managed sales representatives will sell Priority Mail, Express Mail, Global Priority Mail, and Express Mail International Service in the geographic market(s) for which they are selected. Providers shall share information that will lead to the continual improvement, progress, and growth of the sales force augmentation program through constant monitoring and marketing analysis conducted on the information they gather on behalf of the Postal Service.


          The U.S. Postal Service currently divides itself geographically into ten (10) Areas and 85 Districts. This is to create the mail processing and transportation hub supports necessary to effectively pickup, process, and deliver mail seven days per week and meet all USPS delivery standards. SFA will align itself with the existing USPS infrastructure in order to ensure expedited mail delivery will not be compromised.


          Each region will include three major metros. A major metro can include more than one district (example: San Francisco metro includes: San Francisco District, San Jose District and Oakland District). See Attachment D to this Statement of Work USPS Geographic Matrix for complete breakdown of all metros and districts.


          Additionally, each region under contract will include the rights to expand and conduct SFA activity in secondary markets. These are other USPS districts which may have enough opportunity to support an SFA initiative. Secondary markets will not be pursued by the successful contractors until the Major Metros and the included Districts are 100% staffed, operational, and meeting SFA goals and objectives. Only then will the USPS allow SFA activity to be conducted in additional market. Participation and order of start-up for the secondary markets will be at the discretion of the USPS SFA Management team and the participating Districts.

          The most important factor in creating a successful SFA program is the generation of new revenue. Acquisition of new customers and growing incremental revenue from existing customers are also important. It is also critical that the providers work closely with USPS, TMSD, and

          District personnel to establish working relationships that foster teamwork and result in satisfied customers.

          B.4  Market Analysis

          The following information represents what the potential providers might expect for both the business opportunity and the sales environment. This information is derived from the opportunity assessment performed by an independent, third-party consulting firm which has assisted the USPS in developing the SFA business plan.

          The projected new and incremental revenue gains in each target market are displayed in the following chart:

          Metro Market   FY-2000        FY-2001         FY-2002


          (Western
          Region)
          Los Angeles    22,014         35,985          48,949
          San Francisco  14,984         24,502          33,336
          Denver          3,892         15,286          20,807


          (Midwest
          Region)
          Chicago        12,488         30,647          41,715
          St. Louis       2,113          8,293          11,285
          Dallas          4,525         17,753          24,148

          (Northeast
          Reg.)

          Boston          8,413         20,607          28,011
          Philadelphia    2,504          6,133           8,335
          New York        2,311         45,206          61,381

          (Southeast
          Reg.)
          Washington,    10,780         26,426          35,941

          DC
          Atlanta         7,870         12,855          17,476
          Miami           2,255          8,837          12,012

          Total          94,149         252,530         343,396


                  All revenue figures are in 000's

          USPS fiscal year is Mid-September to Mid-September

          These revenue amounts are considered to be estimates based on projections of market potential in the respective metro areas. For additional detail on the market potential in the pilot areas and the actual revenue generation experience in pilot metros, see Attachment A.


          B.5  Customer Service


          Sales representatives can have a positive impact on customer service and customers' perception of the USPS. Provider managed sales representatives must have a customer service mentality and be willing to provide information and help to customers. During orientation training, USPS management will educate the sales representatives in general USPS information and equip them with the proper postal contacts to which customer inquiries can be referred. Sales representatives' initial readiness will be measured by their ability to attain USPS Certification during the initial three day training. Further verification of effect on customers will be measured by a customer satisfaction survey administered by the USPS.


          B.6 Customer Supply Levels

          Because customers do not have to pay for the shipping supplies/products up front, they are willing to accept larger volumes of product than their need may dictate. Because the USPS is charged for the cost of these shipping supplies/products when they are shipped, the USPS is very interested in customers maintaining an appropriate level of supplies neither under or over-supplied. Therefore, we expect that provider managed sales representatives will maintain these levels and that the provider will, if necessary, implement incentives to ensure that they do.

          B.7  Provider Expectations


          The provider will be expected to offer sales expertise to rapidly capitalize on the revenue opportunities in the pilot city markets. Potential providers should propose sales methods and approaches to addressing the typical outside sales force activities listed below.

          B.7.1  Sales Management Activities:


          1.Hiring - Hire and retain motivated sales personnel who can productively achieve incremental revenue and attain new customers.

          2.Sales Training and Coaching - Ensure sales representatives are skilled in selling principles, client relationship management and building follow-on sales. Provider must deliver specific product training to new sales representatives after the initial USPS provided training. Through the USPS Train-the-Trainer program, the contractor will attain "USPS Trainer Certification". Training may be periodically monitored by USPS management. Furthermore, each individual SFA sales representative will have to achieve "certification" prior to being allowed to sell the USPS expedited product line.

          3.Evaluating - Design and maintain incentives that will motivate the sales force to achieve revenue, sales activity, customer satisfaction goals, and monitor sales representatives.

          4.Customer Coverage Planning - Establish and monitor coverage territories for each individual sales representative in the target markets. Includes lead management and regular interaction with TMSD.

          5.Communication - Work closely with TMSD program managers and District Management to communicate opportunities, progress and lessons learned.

          B.7.2  Customer Management and Selling Activities:


          1.Customer Planning - Sales representatives shall develop and report to management plans that will include: individual selling goals, customer calls, and time frames for achieving established sales plan for the representative's territory.

          2.Lead Generation - Sales representatives must actively manage leads to ensure adequate prospects in the sales funnel through the use of: public databases, direct marketing and cold calls in conjunction with leads provided by TMSD.

          3.Direct Selling - Sales representatives are responsible for actively pursuing new customers, as well as coordinating efforts with USPS District sales and customer service personnel.

          4.Operational Coordination - Sales representatives must proactively coordinate with, and provide early problem notification to, USPS operational personnel in the District to ensure delivery of customer orders and to meet customer needs.

          B.7.3  Sales Administration and Payroll Activities:

          1.General Administration - General correspondence, recording, filing and all other administration related to the operation and management of the contracted sales force. This will include contract billings and invoicing to USPS. (See Attachment E. 1)

          2.Compensation Administration - The responsibility for documentation, reporting and administering of the sales force compensation will be based on the accurate completion and compliance of the USPS inventory order process, and proper reporting of the prescribed measurement factors to the USPS.
            (See Attachment E.2)

          3.Office Facilities - Locating, securing and maintaining office facilities required for provider management and administrative staff and the sales representatives if the provider so desires. The USPS strongly suggests the contractor maintain an _office presence_ in at least each of the 12 metro cities (or within commuting distance), for the purpose of housing permanent program records, storing collateral sales supplies and literature, conducting sales meetings, etc.



          B.7.4  Sales and Revenue Tracking Activities:


          1.Sales Tracking and Reporting - Equip sales force with the tools to track and report individual sales representative results and activities versus goals and targets. Hard copy and electronic data reports must be submitted to TMSD and District program management. The following is a list of reports and data requirements. This list is not, however, all-inclusive.

            -  Number of sales calls per week by representative
            -  Number of new accounts established per week by representative
            -  Orders placed per week by representative and by customer
            - Product inventory levels and product usage by customer (frequency of this information will vary from twice monthly to bi-monthly depending on customers' reorder volumes). .

          2. Information Technology - USPS expects that the provider will program, operate and maintain a system for recording, tracking, and reporting of sales data. Section B, Attachment F contains a computer code and data dictionary for contractors to develop an electronic database system which is compatible with USPS database requirements. Furthermore, it be the contractors responsibility to facilitate daily transmissions of necessary information into the USPS system, once it is up and running at 100% capacity. In addition the provider shall convert files to .XML format (per Idevco specifications provided).

          The provider should specify the methods that will be used to provide specific activity, volume and revenue reports, and provide documentation to ensure compatibility with the USPS system.

          3.  Bar Coded Labels

          Sales representatives will be required to distribute, and possibly affix bar coded labels to, all products provided to a sample of customers for a four-week period during each quarter. Prior to each sampling period, the USPS will identify the customers to whom sales representatives will distribute the bar coded labels.

          At some point in time, all USPS packaging will possess the likelihood of having unique barcode application. The USPS will work with the provider to ensure timely and smooth transition to this system. When this occurs, it will become the customers' responsibility to affix barcodes to the packaging.

          B.8  PAYMENT TO THE PROVIDER

          The provider will paid on a monthly basis computed as follows: (1) unit rates shown in Section B.8.1 below.; (2) the actual customer usage during the previous month as described in Section B.8.2 below.;
          (3) the commission fee percentage established in Section A.1 of the contract.


          B.8.1  UNIT RATES FOR EXPEDITED PRODUCTS

          Express Mail International Service (EMS)     $26.50


          Express Mail                       $13.99

          Priority Mail                       $3.80

          Global Priority Mail                $7.43

          B.8.2  ACTUAL CUSTOMER USEAGE


          The actual customer usage involves two elements; (1) the baseline established for the customer for each product; (2) number of units of expedited products put in the USPS mail stream by the customer. Actual customer usage is computed by subtracting the baseline figure for each product from the amount of the corresponding product put
          into the mail stream by the customer.   While baseline numbers will
          initially be computed on a "weekly" basis, they will later be transferred to a "monthly" total with the intent of "assessing" and "invoicing" for the month.


          B.8.2.1  Base Line

          On the initial contact with each customer, the provider shall establish a baseline amount of each USPS expedited product units the customer is currently using on a weekly basis. The Provider shall report the baseline numbers weekly to the USPS. The USPS reserves the right to verify the baseline numbers submitted by the provider on a weekly basis in accordance with USPS Sales Force Augmentation Program District Provider Analyst Guide dated June 1999. (See attachment F "Script for Baseline Audit"). Once a baseline is verified through USPS audit procedures the baseline is locked and not subject to change, unless both parties agree (i.e. seasonal customer). The USPS will provide a list of customers not audited weekly to the provider. Upon request from the USPS District Provider Analyst (DPA) the provider shall supply the Customer Profile Form, Customer Supply Order Form, and the Account Inventory Maintenance Log for all requested customers within 48 hours.


          The contractor will not be able to adjust individual customer baselines after submission to the USPS without first notifying the USPS District Provider Manager of the baseline change, as well as documenting the reason warranting the change. Changes to baseline can only be made with the written consent of the USPS District Provider Manager. Any changes or violation of this baselining requirement discovered by the USPS during routine audits will result in a full-scale investigation of contractor records, possible substantial delays in commission payments, and possible termination for default.

          B.8.2.1.1   New USPS Expedited Products Customers

          If a customer is not using any one of the USPS expedited products on a repetitive basis, the baseline for that product would be 0 units per week.

          B.8.2.1.2   Existing USPS Expedited Products Customers

          If a customer is using any one of the USPS expedited products on a repetitive basis, the provider shall establish a baseline which equates to the customer's average monthly usage of that product.


          B.8.2.2  Products Put In The Mail Stream

          B.8.2.2.1  Provider's Assessment

          Each month, the provider will determine the number of units of each product put in the USPS mail stream by each customer. The provider will compare the number of units for each product put in the mail stream to the customer's baseline for that product (accumulation of weekly baseline totals for the month). Those units over the baseline amount will constitute the Provider's assessment of products put in the mail stream for that month.

          B.8.2.1.2  USPS Assessment

          Each month, the USPS will use the methods listed in Attachment B, and other methods determined to be pertinent by the USPS, to determine the number of units of each product put in the USPS mail stream by any customer. The USPS will compare the number of units for each product put in the mail stream to the customer's baseline for that product per month. Those units over the baseline amount will constitute the USPS' assessment of products put in the mail stream for that month.



          B.8.3  Customer Usage

          The Provider shall submit customer usage reports weekly to the USPS . The Provider's assessment of products put in the mail stream will be compensated within the contract prescribed payment terms. The USPS may in its discretion conduct weekly audits to verify this past usage in accordance with USPS Sales Force Augmentation Program District Provider Analyst Guide dated June 1999. (See attachment F "Script for Usage Audit"). The USPS will provide a list of customers not audited weekly. Adjustments may be made (up or down) based on actual audit findings during the 3 months after submission of a bill.

          B.8. 3.1 Reconciliation


          The Provider shall submit monthly commission reports to the USPS.
          The USPS may in its discretion conduct monthly audits to verify commission reports. The USPS will provide notification of the audit results to the provider. Upon receipt of the audit results the Provider shall submit a monthly invoice to the COR for approved sales revenue and payment.


          If there is a discrepancy between USPS audit findings, and actual payments made to the contractor, the provider may present information to the Regional Team Leader, which supports its assessment in accordance with attachment G "Challenge Process". Any information submitted by the Provider will be evaluated by the COR. Within 60 days, the COR will advise the Provider of the results of his/her review. Notification will include any upward or downward adjustment of previous payments which the COR has determined as appropriate.
          The Provider would then be eligible to submit an invoice for any upward adjustment owed.

          If the Provider disagrees with the COR's quarterly decision, it may appeal to the Contracting Officer. Nothing in this paragraph shall eliminate any rights, which the USPS may have under Clause B-14,

          Examination of Records.

          B.8.4  COMMISSION FEE PERCENTAGE

          The commission fee percentage is that which was proposed by the Provider and accepted by the USPS (See Section A.1). The commission fee percentage will be applied to the dollar amount computed by multiplying the number of units identified in the pertinent assessment of products in the mail stream (see Section B.8.2 above) times the unit price for each of the products.

          B.8.5  PAYMENT COMPUTATION

          The payment amount due to the Provider will be computed as follows:


          (Units in the mail stream - baseline) x (commission fee) x (product unit price) equals amount of payment due the provider


          B.8.6 FUTURE RATE ADJUSTMENTS

          The USPS operates as an independent establishment of the Executive Branch, without tax subsidies. Rate increases (in the form of USPS Rate Cases) are periodically performed in order to adjust pricing in order to affect its "break even" status. The USPS will adjust the per piece unit price paid for each product line sold based on the percent increase (by each individual product category) for that particular rate case. (Example - if a future Rate Case increases the across the board average price of Express Mail by 5%, then the $13.99 used as the average revenue piece cost would increase by 5% , or .70, to $14.69. the same type of adjustments would be made to the other three products based on their individual average across the board price increase.)



          As technology improves, and barcode scanning can be performed to accurately measure size, weight, and actual price of each individual piece deposited by the contractor's customers into the USPS mail stream, the USPS may revise measurement systems to pay commissions based on actual sales revenues measured by barcode scanning. By entering into the SFA contract with USPS, the provider agrees in advance to acceptance of any such changes to methods of measuring sales for the purpose of calculating commissions.



          B.9  USPS Roles and Responsibilities

          The TMSD project manager and District management will:

          1. Set general overall goals and program direction for the augmented sales program and evaluate program performance, productivity levels and effectiveness


          2. Assist the provider in the identification of target areas and customers. TMSD will provide to provider' upper management a list of managed accounts and TMSD accounts that are within the purview of the USPS Customer Relations group and the TMSD group. TMSD will also provide a list of prospects that the USPS is pursuing through its' own internal sales channel. The Provider sales representatives will have no contact with these accounts.


          3. Supply the provider with marketing materials relating to Postal products.

          4. Conduct direct mailing and advertising campaigns.

          5. Maintain and deliver supplies of products to targeted customers as a result of a sale or re-orders.

          6. At the onset of the program, the USPS will train provider management and sales representatives in postal products, protocols, and USPS operational procedures and customer selection/ market segmentation criteria. After initial orientation training, and successful completion of the Train-the-Trainer certification program by the contractor, the USPS will no longer be responsible for the direct training of additional sales representatives.

          7. Provide training to provider Sales Managers on an as-needed basis resulting from changes in products, customer profiles or other circumstances as so determined by the USPS

          8. Assist the provider on an as-needed basis, as determined by the USPS, for developing customer relations


          9. Identify customer accounts to be transferred to the USPS managed account program


          10.Arrange for administration of a customer satisfaction survey of targeted customers

          B.10  Provider Limitations

          Certain activities are prohibited due to USPS organizational and regulatory limitations (Please see Attachment C for more detail on USPS Account Management). The provider shall not:


          - Call upon large corporate accounts known as Managed Accounts. Managed accounts are selected large postal customers that account for $250,000 or more of annual revenue for the USPS. This is total USPS revenue, which includes expedited products as well as other Postal products (first class mail, standard A mail, etc.). A list of these already established managed accounts will be given to the provider upon contract award and will be updated quarterly to ensure there will be no overlap with the targeted companies within each metro area.

          - Call upon known USPS Prospects. The USPS will provide monthly lists of opportunity accounts (in excess of $100,000) currently being pursued by USPS TMSD Sales Specialists. These prospects have the potential to qualify for "managed account status" and are not the intended target market of the SFA program.

          - Conduct independent advertising campaigns or direct mail campaigns.

          - Promise any volume discounts to customers or potential customers

          - Pursue individual customer sales opportunities in which an individual transaction exceeds $100,000 without involving TMSD management. When such opportunities are identified, TMSD sales professionals will team with provider representatives to close the sale and possibly set-up additional services for the customer. Provider representatives may then be expected to service these accounts and revenue from the accounts will be credited to them.

          B.10.1 Quarterly Reviews


          The COR, USPS District Provider Manager, contractor/provider manager, and local USPS business customer relations manger will conduct quarterly account reviews with the following intent:

          - review for managed account or opportunity account overlap

          - arrange for "buyout" of mutually agreed upon accounts as agreed upon in Schedule A.


          - arrange for "finders fees" to be paid based upon provisions of Schedule A.




                               Section B: Statement of Work
                                      Attachment A:
                 Results from Existing Pilot and Target Market Potential

          The Sales Force Augmentation effort is projecting sufficient returns to provide both USPS and the sales force provider with an attractive return. The SFA business plan contains detailed forecasts for the 12 metro markets* which are listed below.

          *Note: For forecasting purposes, the Metro Markets are comprised of the metropolitan statistical area for the location. The actual revenue numbers have been prorated based on anticipated fraction of fiscal year 2000 SFA will actually be in effect. The sums listed as anticipated revenue, customer base and incremental revenue are estimates only.


          Atlanta

          Incremental Revenue per
          Rep                           $300,000
          # of Anticipated Reps               13
          Total Anticipated
          Revenue FY00                $7,870,000
          Target Customer Base            46,067


          Boston


          Incremental Revenue per
          Rep                       $300,000
          # of Anticipated Reps            19
          Total Anticipated
          Revenue FY00             $8,413,000
          Target Customer Base         69,398



          Chicago

          Incremental Revenue per
          Rep                         $300,000
          # of Anticipated Reps             26
          Total Anticipated
          Revenue FY00             $12,488,000
          Target Customer Base          97,525


          Washington, DC

          Incremental Revenue per
          Rep                           $300,000
          # of Anticipated Reps               31
          Total Anticipated
          Revenue FY00               $10,780,000
          Target Customer Base            57,499

          Dallas


          Incremental Revenue per
          Rep                           $300,000
          # of Anticipated Reps               14
          Total Anticipated
          Revenue FY00                $4,525,000
          Target Customer Base            42,387



          Denver

          Incremental Revenue per
          Rep                        $300,000
          # of Anticipated Reps            10
          Total Anticipated
          Revenue FY00             $3,892,000
          Target Customer Base         25,611

          Los Angeles

          Incremental Revenue per
          Rep                            $300,000
          # of Anticipated Reps                35
          Total Anticipated
          Revenue FY00                $22,014,000
          Target Customer Base             51,907


          Miami


          Incremental Revenue per
          Rep                              $300,000
          # of Anticipated Reps                  10
          Total Anticipated
          Revenue FY00                   $2,255,000
          Target Customer Base               28,915

          New York


          Incremental Revenue per
          Rep                            $300,000
          # of Anticipated Reps                30
          Total Anticipated
          Revenue FY00                $ 2,311,000
          Target Customer Base             93,215


          Philadelphia

          Incremental Revenue per
          Rep                           $300,000
          # of Anticipated Reps               15
          Total Anticipated
          Revenue FY00                $2,504,000
          Target Customer Base            56,324


          San Francisco
          (includes San Francisco, San Jose and Oakland Districts rather than MSA data)


          Incremental Revenue per       $300,000
          Rep
          # of Anticipated Reps               24
          Total Anticipated
          Revenue FY00               $14,984,000
          Target Customer Base           106,374



          St. Louis

          Incremental Revenue per
          Rep                           $300,000
          # of Anticipated Reps               10
          Total Anticipated
          Revenue FY00                $2,113,000
          Target Customer Base            31,087



          Based on the experience in the pilot sites, the USPS estimates that each sales representative should be able to generate at least $300,000 of new postal revenue in the first year. This revenue will be generated from approximately 200 to 300 customers, many but not all of whom will be new users of the USPS' expedited products.

          The numbers were derived from market research in Atlanta and San Francisco. The USPS considers these estimates to be conservative, and would expect them to increase substantially in the subsequent years. The USPS understands that each metro will experience different results. The expectation is that the sales call levels may be less for areas with more geographical dispersion than a densely populated metro area (like Manhattan). Additionally, the USPS expects that a professional sales management company will employ techniques that maximize results per sales rep in a shorter time frame than the existing USPS managed group is achieving.


                               Section B: Statement of Work
                                      Attachment B:

               USPS Methods For Assessing Product Units In The Mail Stream

          1. Bar Coded Labels - The USPS will gather data from the bar-coded labels delivered to customers by the provider in accordance with Section B.8.4.


          2. Direct Customer Contact - Representatives from the USPS may contact customers directly to determine usage rates for the various products. Contact with the customer may include review of the customer's inventory of USPS materials which the customer uses to actually put USPS products in the mail stream.


          3. Distribution Center - The USPS will use data from its Central Distribution Center (i.e. DDD). That Center will supply all customers with the materials they need to put products in the mail stream.

          4. Other tests - the USPS will periodically conduct tests using other measurement factors including use of specially designed postage meters, Express Mail Label audits, electronic manifesting and other methods that suggest improvement in current measurement systems.


                               Section B: Statement of Work
                                      Attachment C:
                                 USPS Account Management



          The following diagram illustrates the target market for the Sales Force Augmentation.

                  Account Breakout                  Responsibility

                 National Accounts                    USPS Nat'l
                    250 Accounts                   Account Manager


                 Premier and Major                    USPS Acct.
                    Accounts                          Reps
                    ($250K-$1 million)
                     100,000 accounts

                 Provider Target market              Provider Reps
                   3 million potential                with TM&SD
                       clients                         BSN


                               Section B: Statement of Work
                                      Attachment D:
                                Contract Geographic Matrix


                                 SFA REGIONAL ALIGNMENTS



                  USPS AREA    MAJOR         DISTRICTS
                  ALIGNMENT    METROS        INCLUDED
                               INCLUDED      W/METROS       SECONDARY MARKETS

          WESTERN Pacific      San           San
          REGION  Area         Francisco     Francisco
                               (E)           District
                                             (E)
                                             San Jose
                                             District
                                             (E)
                                             Oakland
                                             District
                                             (E)
                                             Sacramento
                                             District
                                             (E)

                               Los           Los            Honolulu District
                               Angeles       Angeles
                               (E)           District
                                             (E)
                                             Long Beach
                                             District
                                             (E)
                                             Santa Ana
                                             District
                                             (E)
                                             Van Nuys
                                             District
                                             (E)
                                             San Diego
                                             District
                                             (E)



                  Western      Denver        Denver         Albuquerque
                  Area         (Q2,          District       District
                               FY00)         (Q2, FY00)     Anchorage
                                                            District
                                                            Billings District
                                                            Las Vegas
                                                            District
                                                            Phoenix District
                                                            Portland District
                                                            Salt Lake City



                                                            District
                                                            Seattle District
                                                            Spokane District
          Key:
          (E)= Existing Site, to continue
          Q1, FY00= Quarter 2, FY 2000 Scheduled Implementation
          Q2, FY00= Quarter 3, FY 2000 Scheduled Implementation
          Q3, FY00= Quarter 4, FY 2000 Scheduled Implementation




                                 SFA REGIONAL ALIGNMENTS





                  USPS AREA    MAJOR         DISTRICTS      SECONDARY MARKETS
                  ALIGNMENT    METROS        INCLUDED
                               INCLUDED      W/METROS


          Central Southwest    Dallas        Dallas         Arkansas District
          Region  Area         (Q3,          District       Houston District
                               FY00)         (Q3, FY00)     Louisiana
                                             Forth          District
                                             Worth          Oklahoma District
                                             District       San Antonio
                                             (Q3, FY00)     District



                  Midwest      St.Louis      Gateway        Central Plaines
                  Area         (Q3,          District       District
                               FY00)         (Q3, FY00)     Dakotas District
                                                            Hawkeye District
                                                            Mid-America
                                                            District
                                                            Milwaukee
                                                            District
                                                            Northland
                                                            District

                  Great        Chicago       Chicago        Detroit District
                  Lakes        (Q2,          District       Greater Indiana
                  Area         FY00)         (Q2, FY00)     District
                                             Central        Greater Michigan
                                             Illinois       District
                                             District       Royal Oakes
                                             (Q2, FY00)     District
                                             Northern
                                             Illinois
                                             District
                                             (Q2, FY00)



                                 SFA REGIONAL ALIGNMENTS




                  USPS AREA    MAJOR         DISTRICTS      SECONDARY MARKETS
                  ALIGNMENT    METROS        INCLUDED
                               INCLUDED      W/METROS

          North-  New York     New York      New York       Caribbean
          east    Metro        (Q4, FY00)    District       District
          Region                             (Q4, FY00)     Central New
                                             Long Island    Jersey District
                                             District
                                             Northern
                                             New Jersey
                                             District
                                             Triboro
                                             District
                                             Westchester
                                             District

                  Northeast    Boston        Boston         Albany district
                  Area         (Q2, FY00)    District       Connecticut
                                             (Q2, FY00)     District
                                             Middlesex-     Maine District
                                             Central        New Hampshire
                                             District       District
                                             (Q2)           Springfield
                                             Providence     District
                                             District       Western New York
                                             (Q2, FY00)     District

                  Allegheny    Philadel-     Philadel-      Akron District
                  Area         phia (Q2,     Phia           Cincinnati
                               FY00)         District       District
                                             (Q2, FY00)     Cleveland
                                                            District
                                                            Columbus District
                                                            Erie District
                                                            Harrisburg
                                                            District
                                                            Lancaster
                                                            District
                                                            Pittsburgh
                                                            District
                                                            South Jersey
                                                            District



                                 SFA REGIONAL ALIGNMENTS


                  USPS AREA    MAJOR         DISTRICTS      SECONDARY MARKETS
                  ALIGNMENT    METROS        INCLUDED
                               INCLUDED      W/METROS

          South-  South-       Atlanta       Atlanta        Alabama District
          east    east Area    (Q3, FY00)    District       Mississippi
          Area                                              District
                                                            South Georgia
                                                            District
                                                            Tennessee
                                                            District

                               Washington    Capital        Appalachian
                               DC (Q2)       District       District
                                             (Q2)           Columbiana
                                             Northern       District
                                             Virginia       Greensboro
                                             District       District
                                             (Q2)           Kentuckiana
                                             Baltimore      District
                                             District       Mid Carolinas
                                             (Q2)           District
                                                            Richmond District

                               Miami         Southern       Central Florida
                                             Florida        District
                                             District       Northern Florida
                                             (Q3)           District


                                        SECTION C

                                 DELIVERY OR PERFORMANCE



          C.1  CLAUSES INCORPORATED BY REFERENCE


           The following clauses are incorporated by reference as if set forth in full text. The full text versions of these clauses are available upon request.

                    CLAUSE
                    NUMBER            DATE                     TITLE
                        B-15         January 1997        NOTICE OF DELAY

                        B-16         January 1997        SUSPENSIONS AND DELAYS
                        B-19         January 1997        EXCUSABLE DELAYS.


          C.2  PERIOD OF PERFORMANCE

          The initial period of performance shall begin on the day of contract award, and shall continue for three years. Additionally, the Postal Service may extend the performance period in accordance with Section H, Clause 2-19, OPTION TO EXTEND. The Contracting Officer will notify the Provider in writing of the Postal Service's intention to exercise its option at least sixty days prior to the end of any performance period.

          Each contract extension shall be for two years commencing on the first day following the end of the current period of performance. The term of the contract, including extensions shall not extend for more than seven years (the initial period plus two option periods.)

          C.3  SCHEDULE

          Implementation will be initiated in two phases. Phase I (Postal Quarter 2, FY 2000) implementation will begin upon contract award. Phase II implementation will begin Postal Quarter III (See Section B Attachment D)

          There will be an initial kickoff/post award meeting in each of the Phase I metro areas with the provider management within 15 business days after contract award. There will be an initial kickoff/post award meeting in each of the Phase II metro areas with the provider management within 15 business days after the beginning of Postal Quarter III (February 26, 2000)

          The provider shall provide sales representatives available for three days of USPS training within 45 business days after contract award for Phase I metro areas. The provider shall provide sales representatives available for three days of USPS training within 90 business days after contract award for Phase II metro areas.

          Sales representatives shall begin visiting customers within the Phase I metro areas within 60 days after contract award. Sales representatives shall begin visiting customer within the Phase II metro areas within 120 days.







                                  THE NEXT SECTION IS E



                                         SECTION E

                                INSPECTION AND ACCEPTANCE


          E.1  CLAUSES INCORPORATED BY REFERENCE

          The following clause is incorporated by reference as if set forth in full text. The full text version is available upon request.

                  CLAUSE
                  NUMBER           DATE                     TITLE

                    2-1          January 1997         INSPECTION AND ACCEPTANCE

          E.2  CONTRACTING OFFICER'S REPRESENTATIVE

          A contracting officer's representative (COR) will be appointed by the contracting officer. The contracting officer will notify the contractor in writing of the name, address, and telephone number of the COR prior to the start date of the contract. The notification will also include a delineation of the responsibilities and limitations of the COR.

          The Postal Service may change the COR or his duties at any time. The contracting officer will notify the provider of any COR changes including the responsibilities and limitations.

          E.3 DELEGATION OF INSPECTION AND ACCEPTANCE

          The contracting officer's representative is hereby delegated the responsibility and authority to conduct inspection and acceptance duties for this contract.


                                        SECTION F


                                   PAYMENT AND FUNDING

             F.1  CLAUSES INCORPORATED BY REFERENCE

              The following clauses are incorporated by reference as if set forth in full text. The full text versions are available upon request.

                       CLAUSE
                       NUMBER        DATE                  TITLE

                        B-20       January 1997           INVOICES
                        B-2        January 1997           INTEREST
                        2-26       January 1997           PAYMENT - FIXED PRICE

             F.2  CLAUSE B-17 DISALLOWANCE OF COSTS (JANUARY 1997)

          A. The contracting officer may at any time issue the Supplier a written notice of intent to disallow specified commissions under this contract that have been determined not to be allowable under the contract terms.

          B. The supplier may, after receiving a notice of intent to disallow commission's submit a written response to the contracting officer, with justification for allowance of the commission's. If the supplier does respond within 60 days, the contracting officer will, within 60 days of receiving the response, either make a written withdrawal of the notice or issue a written decision.

          Also, see Section A. and Attachment I, Statement of Work, Section
          B.8.



                                        SECTION G

                                     SPECIAL CLAUSES

          G.1  Conflict of Interest

          The provider must identify any potential conflicts of interest. For the purposes of this solicitation, conflict of interest includes a provider's relationships with firms, other than the USPS, which may diminish its capacity to provide impartial, technically sound, objective service or advice to the USPS. It is in a provider's best interest, as well as the USPS's best interest, for a provider to reveal all information concerning any potential conflict of interest which may exist relative to the provision of sales force management in the expedited mail and package delivery marketplace. No provider employee working on this program can work in any capacity with any of the USPS's direct competitors (FedEx, UPS, Airborne, etc.).

          G.2  Employment Relationships

          During the term of this contract and for a period of one year after its termination or expiration, neither party will solicit for employment or employ any technical, sales, marketing or management employee of the other, its parent corporation, if any, or any affiliate of the other, whose responsibilities relate to this contract. However, either party may hire an individual employed by the other who, without other solicitation, responds to employment advertising in newspapers, trade publications or other public commercial media.


          G.4  Proprietary Information

          The USPS is the sole owner of all information that it provides to the Provider. The USPS is also the sole owner of any information that is collected by the Provider in performance of the contract. This includes but is not limited to; all customer information both current and prospective, all USPS product, operational, and management data, competitive intelligence, and all revenue and sales data.


          G.5  USPS Start-up Provision Training Fee

          The USPS acknowledges the Provider will incur certain costs related to recruitment, hiring and training of new sales representatives. Furthermore, the USPS realizes it will require a 4-6 month period of "on-the-job" training and sales activity before the sales representative has reached a proficiency level with the product, whereby commissions earned will offset the provider investment in the sales person. For this reason, the USPS will provide a training fee of $2,000 per month, per sales representative, for a period of six months (maximum $12,000 per sales representative) during the first year of the contract, in each specific metro location. Training fee's will be paid for each sales representative upon successful completion of training requirements. This fee will be limited to the prescribed number of sales representatives estimated for each metro (See Section B, Attachment A of the Statement of Work, Attachment I). If a sales representative is terminated or resigns his/her position, the fee will be terminated for that particular representative. The Contractor may hire new representatives and offer a prorated portion of the six months fee during the first year. The USPS will not compensate the contractor for hiring additional sales representatives (above the anticipated compliment). The contractor may however hire additional sales representatives at their own discretion, but will not receive a training fee.


          As the USPS expands into secondary markets (i.e. remaining geographic districts), training fees will be offered for new sales representatives in the expanded locations during the first year of business in that location. The USPS is currently conducting market opportunity assessment on these markets to determine revenue potential and project the required number of sales representatives.

          G.6  Startup Provision - IT Support


          Sales Force automation in the form of a laptop/palmtop computer proved essential during pilot site testing. Customer database, inventory control, weekly and AP reporting are all generated from these devises and are critical in the measurement systems developed for SFA, as well as ensuring timely settlement of accounts and commission payments. With this in mind, the USPS will allow the provider to rent/lease IT Support provided it meets the following requirements:
               1) Proves compatible with USPS SFA database requirements as described in Section B.6.4, number 2.
               2) Is used solely for the purpose of SFA measurement and
                 monitoring by the contract provider.
          The USPS will offset lease payments for the initial six months of the program in each participating metro at a cost not to exceed $150 per laptop/palmtop unit per month. The USPS will allow the contractor to lease one IT support unit for each Certified Sales Representative (up to the maximum compliment allowed in G.5). The USPS will pay the actual monthly lease rate (up to the $150 maximum limit). The contractor will provide copies of actual lease/rental contract agreements as certification for reimbursement of this startup provision. Any amounts over the $150 per unit will become the full responsibility of the provider.

                                        SECTION H


                                     GENERAL CLAUSES

          H.1.  REFERENCED CLAUSES


          The following United States Postal Service clauses are hereby incorporated by reference as if set forth in full text. The Postal Service Purchasing Manual, including the full text of clauses, is available through the Internet. The clauses are located in Appendix B of the Manual. Adobe Acrobat Reader 3.0 or higher is required to view the clauses.


          The Internet address is:  http://www.usps.gov/cpim/manuals/pm.htm

          B-1  DEFINITIONS                             JAN 97
          B-2  CHANGES                                 JAN 97
          B-5  CERTIFICATE OF CONFORMANCE              JAN 97
          B-8  ASSIGNMENT OF CLAIMS                    JAN 97
          B-9       CLAIMS AND DISPUTES                JAN 97
          B-10 PRICING OF ADJUSTMENTS                  JAN 97
          B-11 TERMINATION FOR CONVENIENCE             JAN 97
          B-13 TERMINATION FOR DEFAULT                 JAN 97
          B-14 EXAMINATION OF RECORDS                  JAN 97
          B-21 CHANGE-ORDER ACCOUNTING                 JAN 97
          B-25 ADVERTISING OF CONTRACT AWARDS          JAN 97
          B-29      ORDER OF PRECEDENCE                JAN 97
          B-30      PERMITS AND RESPONSIBILITIES       JAN 97

          1-1  PRIVACY ACT                             JAN 97
          1-5  GRATUITIES AND GIFTS                    JAN 97
          1-6       CONTINGENT FEE                     JAN 97
          1-7       NONDISCLOSURE OF ADDRESS INFORMATION    JAN 97
          1-8       ORGANIZATIONAL CONFLICT OF INTEREST     JAN 97
          2-19      OPTION TO EXTEND                        JAN 97
          3-1  PARTICIPATION OF SMALL, MINORITY-OWNED AND   JAN 97
               WOMAN-OWNED BUSINESS
          3-2       SMALL, MINORITY AND WOMEN-OWNED BUSINESS  JAN 97
                    SUBCONTRACTING REQUIREMENTS
          4-4       NON-DISCLOSURE (PROFESSIONAL SERVICES)  JAN 97
          4-7       RECORDS OWNERSHIP                       JAN 97
          6-1   BANKRUPTCY                                  JAN 97
          7-6       FEDERAL STATE AND LOCAL TAXES           JAN 97
          9-1  CONVICT LABOR                                JAN 97

          9-7       EQUAL OPPORTUNITY                       JAN 97
          9-13      AFFIRMATIVE ACTION FOR HANDICAPPED WORKERS   JAN 97
          9-14      AFFIRMATIVE ACTION FOR DISABLED VETERANS     JAN 97
                    AND VETERANS OF THE VIET NAM ERA



          H.2  1-13 YEAR 2000 WARRANTY - NONCOMMERCIAL ITEMS


          The supplier warrants that each noncommercial item of hardware, software, and firmware delivered or developed under this contact and listed below ("listed below" refers to items that the supplier has identified as being Year 2000 compliant in response to the solicitation) will be able to accurately process date data (including but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations, when used in accordance with the item documentation provided by the supplier, provided that all listed or unlisted items (e.g., hardware, software, firmware) used in combination with such listed items properly exchange date data with it. If the contract requires that specific listed items must perform as a system in accordance with the foregoing warranty, then that
          warranty will apply to those listed items as a system.   The duration
          of this warranty and the remedies available to the Postal Service for breach of this warranty will be as defined in, and subject to, the terms and limitations of any general warranty provisions of this contact, provided that notwithstanding any provisions to the contrary in such warranty provisions, or the absence of any such warranty provision(s), the remedies available to the Postal Service under this warranty will include repair or replacement of any listed item whose noncompliance is discovered and made known to the supplier in writing within 90 days after acceptance. Nothing in this warranty will be construed to limit any rights or remedies the Postal Serviced may otherwise have under this contract with respect to defects other than Year 2000.

          H.3  Mutual Indemnity


          The USPS and the Provider shall indemnify the other for, and hold it harmless from, any losses, claims, damages or liabilities suffered by such indemnified party arising out of or resulting from any claims asserted against such indemnified party by any third party that are attributable to the failure by the indemnifying party (including its employees, agents, or contractors) to perform its obligations under this Contract and shall reimburse such indemnified party for all reasonable expenses incurred in conjunction with the investigation or defense of such claims (including but not limited to administrative, regulatory or judicial proceedings), whether or not such indemnified party is named in such proceeding.






                               Section B: Statement of Work
                                      Attachment F.1

                                Script for Baseline Audits

          Hello, may I speak to______________ please?
                         (Contact Name Here)
          (If contact is not available, find out a good time to call back.)


          Hello! ____________.   My name is______________ with the United State
                 (Contact Name)              (Your Name)
          Postal Service. I am calling to thank you for using our expedited services and needed just two minutes of your time to verify the amount of Priority and Express mail products your company is using.

          How is the service working for you? (Ask them to comment, and probe for expanded usage potential.)

          According to our records, prior to __________________visit, your company was shipping approximately:


          _____ Priority Mail packages per week

          _____ Express Mail packages per week

          _____ Global Priority Mail packages per week


          _____ International Express Mail packages per week

          Are these numbers accurate?

          If YES _ move on to the next question

          If NO  - So what would you say is a more realistic number per week?



          As you know, we have representatives like_________________ assisting
                                                (Sales Representative)
          our customers in understanding the benefits of expedited services offered by the United States Postal Service.



          So tell me, did you find_________________ to be Courteous?
                               (Sales Representative)

          Was he/she professional in handling your needs?

          Were all of your questions answered?

          Do you think the supplies ordered were appropriate to your needs?


          Do any other departments use these services? Do they ship directly from their area?

          In Closing:

          Is there anything else, you would like to share about the U.S. Postal

          Service?


          Thank you for taking the time to talk with me today and again for using our services.


          Good-bye!


                               Section B: Statement of Work
                                      Attachment F.2

                                  Script for Usage Audit



          Hello, may I speak to _______________ please?
                                   (Contact)
          (If contact is not available, find out a good time to call back.)


          Hello __________.  My name is_________________ with the United States
                (Contact)
          Postal Service. I am calling to thank you for using our expedited services and needed two minutes of your time just to ensure you are receiving the service you deserve from the U.S. Postal Service.

          According to the records submitted by ____________________________, your account representative, between ________________ and __________________ your company shipped


                                  ________  Priority Mail Packages

                                  ________  Express Mail Packages

                                  ________ Global Priority Mail Packages


                                  ________  International Express Mail Packages

          Are these numbers accurate?

          If YES _
          As you know, we have representatives like _________ assisting our
                                              (Sales Representative)
          customers in understanding the benefits of expedited services offered by the United States Postal Service.

          If NO _

          So what would you say is a more realistic number per week?

          Do any other departments use these services? Do they ship directly from their area?

          Have you or any other departments done a large mailing during this time period?




          As you know, we have representatives like__________ assisting

                                             (Sales Representative)
          our customers in understanding the benefits of expedited services offered by the United States Postal Service.


          So tell me, did you find_________________ to be Courteous?
                               (Sales Representative)


          Was he/she professional in handling your needs?

          Were all of your questions answered?

          Do you think the supplies ordered were appropriate to your needs?

          In Closing:


          Is there anything else, you would like to share about the U.S. Postal Service?


          Thank you for taking the time to talk with me today and again for using our services.


          Good-bye!